Exhibit 99.1

Ethan Allen Continues to Improve Efficiencies

Plans to Consolidate Upholstery Plant and Logistics Facilities

DANBURY, Conn.--(BUSINESS WIRE)--January 6, 2009--Ethan Allen Interiors Inc. (NYSE:ETH) ("Ethan Allen" or the "Company") today announced a plan to consolidate the operations of its Eldred, Pennsylvania upholstery manufacturing plant and several of its retail service centers. Business currently serviced by the Eldred Pennsylvania facility will be transferred to the Company’s facilities in North Carolina and California, and the Company plans to expand the production in those facilities. Business currently served by the retail service centers will be transferred to other Company locations serving the same general market areas.

In the second half of our fiscal year ending June 30, 2009, the Company expects to record pre-tax restructuring, impairment, and other related charges of approximately $8.0 million to $9.0 million, the majority of which will be non-cash in nature representing an after-tax impact of $5.1 million to $5.7 million or $0.18 to $0.20 per diluted share. The company expects about 80% of this charge to be recorded in the quarter ending March 31, 2009 and the remainder in the quarter ending June 30, 2009.

The Company owns the real estate associated with the plant in Eldred, Pennsylvania. The retail service centers that are being consolidated will be relocated to larger facilities most of which are owned by the Company. These consolidations impact about 350 employees.

Farooq Kathwari, Chairman and CEO, commented, "We sincerely regret the impact that this decision will have on the affected employees. We believe, however, that this action will improve the efficiency of our logistical capabilities and strengthen our U.S. manufacturing operations. As Ethan Allen has evolved into a business model focused on providing interior design service and solutions, including free in-home design consultations and free local in-home delivery, we have been able to streamline the operational side of our business and realize greater capacities though our existing logistics and manufacturing facilities."

Continuing, Mr. Kathwari stated, "While recognizing that the overall uncertain economic environment is expected to remain weak for the foreseeable future, we have the opportunity to continue to do relatively well due to the many initiatives that we already have in place to position Ethan Allen as a provider of Style, Quality, Value, and Solutions. We look forward to discussing our initiatives in greater detail on January 29, 2009 after our earnings release."

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings, selling a full range of products through a dedicated network of 292 interior design centers located in the United States, Canada, and overseas, of which 162 are operated by the Company. The Company operates five wholesale distribution centers and 29 retail service centers. The Company owns nine manufacturing facilities including two sawmills located in the United States and one manufacturing facility in Mexico.

This press release should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2008 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management's current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

CONTACT:
Ethan Allen
Peg Lupton, 203-743-8234